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As filed pursuant to Rule 424(b)(3)
Registration No. 333-101829

Prospectus

1,603,000 Shares

Kraft Foods Inc.

Class A Common Stock

        This prospectus relates to 1,603,000 shares of our Class A common stock. These shares will be sold by our parent, Philip Morris Companies Inc., upon the exercise of options to acquire our Class A common stock granted by Philip Morris to its employees and employees of its subsidiaries (other than Kraft or its subsidiaries) at the time of our initial public offering. Each option has an exercise price equal to $31.00 per share.

        Please see your Stock Option Owner's Guide attached as Appendix A to and made a part of this prospectus for information about your options.

        Our Class A common stock is traded on the New York Stock Exchange under the symbol "KFT."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2002

THIS OFFERING	1
THE COMPANY	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
USE OF PROCEEDS	6
SELLING SHAREHOLDER	6
PLAN OF DISTRIBUTION	6
DESCRIPTION OF CAPITAL STOCK	7
EXPERTS	11
LEGAL OPINIONS	11
WHERE YOU CAN FIND MORE INFORMATION	12
OPTIONS GRANTED BY PHILIP MORRIS TO ACQUIRE KRAFT CLASS A COMMON STOCK	A-1

        It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information in "Where You Can Find More Information" below for information on our company and our financial statements.

        You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create any implication that there has been no change in the affairs of Kraft Foods Inc. since the date of this prospectus, or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

        The distribution of this prospectus and the offering or sale of the Class A common stock in some jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required to inform themselves about and to observe any applicable restrictions. This prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation.

        Trademarks and servicemarks in this prospectus appear in bold italic type and are the property of or licensed by our subsidiaries.

        Kraft Foods Inc. is a holding company incorporated in Virginia on December 7, 2000. Its two principal subsidiaries are Kraft Foods North America, Inc., which conducts our food business in the United States, Canada and Mexico, and Kraft Foods International, Inc., which conducts our food business in the rest of the world. In this prospectus, we use the terms "Kraft," "we," "our" and "us" when we do not need to distinguish among these entities or when any distinction is clear from the context. Otherwise, we use the terms "Kraft Foods Inc.," "Kraft Foods North America" and "Kraft Foods International." The term "Philip Morris" refers to our parent, Philip Morris Companies Inc. The term "Nabisco" refers to Nabisco Holdings Corp. and its subsidiaries, which we acquired in December 2000. On July 29, 2001, Nabisco Holdings Corp. and its wholly-owned subsidiary, Nabisco, Inc., were merged into Kraft Foods North America.

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THIS OFFERING

        This prospectus relates to 1,603,000 shares of our Class A common stock. These shares will be sold by Philip Morris upon the exercise of options to acquire our Class A common stock granted by Philip Morris to its employees and employees of its subsidiaries (other than Kraft or its subsidiaries) at the time of our initial public offering. Each option has an exercise price of $31.00 per share.

        Please see your Stock Option Owner's Guide attached as Appendix A to and made a part of this prospectus for information about your options.

THE COMPANY

        We are the largest branded food and beverage company headquartered in the United States and the second largest in the world based on 2001 revenue. We have a superior brand portfolio created and supported through dynamic product innovation, worldclass marketing, experienced management, global scale and strategic acquisitions. Our brands are sold in more than 145 countries and, according to A.C. Nielsen, are enjoyed in over 99% of the households in the United States.

        In December 2000, to expand our global presence and to strengthen our position in the fast growing snacks consumer sector, we acquired Nabisco, the largest manufacturer and marketer of cookies and crackers in the world based on retail sales.

        Our collection of brands represents one of the strongest portfolios in the food and beverage industry. Our brands enjoy consumer loyalty and trust and offer our retailer customers a strong combination of growth and profitability. Our portfolio of brands includes Kraft, Nabisco, Oscar Mayer, Post, Maxwell House and Philadelphia.

        Our superior brand portfolio spans five core consumer sectors:

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  Snacks—primarily cookies, crackers, salty snacks and confectionery;

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  Beverages—primarily coffee, aseptic juice drinks and powdered soft drinks;

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  Cheese—primarily natural, process and cream cheeses;

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  Grocery—primarily ready-to-eat cereals, enhancers and desserts; and

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  Convenient Meals—primarily frozen pizza, packaged dinners, lunch combinations and processed meats.

        We conduct our global food business through two units. Kraft Foods North America operates in the United States, Canada and Mexico, and Kraft Foods International operates in 65 countries and sells its products in more than 145 countries.

        Our principal executive offices are located at Three Lakes Drive, Northfield, Illinois 60093 and our telephone number is (847) 646-2000.

Relationship with Philip Morris

        Before the initial public offering of our common stock in June 2001, we were a wholly-owned subsidiary of Philip Morris. Immediately after the initial public offering, Philip Morris owned approximately 83.9% of the outstanding shares of our common stock through its ownership of 275,000,000 shares, or 49.5%, of our outstanding Class A common stock and 1,180,000,000 shares, or 100%, of our outstanding Class B common stock. Since the initial public offering, there has been no change to Phillip Morris's ownership of our common stock except to acquire the shares to be sold pursuant to this prospectus.

        Our Class A common stock has one vote per share while our Class B common stock has ten votes per share. As a result, Philip Morris controls approximately 98% of the combined voting power of all of our outstanding common stock. For as long as Philip Morris continues to own shares of common stock representing more than 50% of the combined voting power of our common stock, it will be able to direct the election of all of the members of our Board of Directors and determine the outcome of all matters submitted to a vote of our shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock.

        We have agreed with Philip Morris that so long as it holds more than 50% of our outstanding common stock, our Board of Directors will have three members designated by Philip Morris and four members who are not otherwise affiliated with us or with Philip Morris. Two other members of our nine-person Board of Directors are executive officers of Kraft.

        Various legal actions, proceedings and claims relating to tobacco products are pending or may be instituted against operating subsidiaries of Philip Morris that are engaged in the manufacture and sale of cigarettes and also against Philip Morris. If plaintiffs were successful in holding Philip Morris responsible, shares of our Class A or Class B common stock that are owned by Philip Morris would be among the assets of Philip Morris available to satisfy these liabilities. Because Kraft Foods Inc. and its subsidiaries are separate corporations that have not engaged in the business of manufacturing and selling cigarettes, we believe that the risk that our assets could be attached to satisfy these liabilities is remote.

        Included below are descriptions of certain agreements, relationships and transactions we have with Philip Morris. The agreements are filed as exhibits to our filings with the SEC and the summaries below are qualified in all respects by reference to the full text of the exhibits.

Corporate Agreement

        We have entered into a corporate agreement with Philip Morris under which Philip Morris has a continuing option to purchase additional shares of our Class A common stock. Philip Morris may exercise the option simultaneously with the issuance of any equity security of Kraft, only to the extent necessary to permit Philip Morris to maintain its then-existing percentage ownership of our common stock. This option is not exercisable upon the issuance of stock in connection with employee compensation. The purchase price of the shares of our Class A common stock purchased upon any exercise of this option will be equal to the price paid for the Class A common stock in the related issuance if we issue Class A common stock for cash, or the then current market price of Class A common stock if we issue a different equity security or Class A common stock for other than cash.

        The corporate agreement provides that, upon the request of Philip Morris, we will use our best efforts to register under the applicable federal and state securities laws any of the shares of our Class A common stock beneficially owned by Philip Morris, including shares underlying stock options or other incentive awards made by Philip Morris to its employees or the employees of its subsidiaries. Philip Morris also has the right to include the shares of our Class A common stock it beneficially owns in certain other registrations of our common equity securities initiated by us on our own behalf or on behalf of our other shareholders. Philip Morris has agreed to pay our out-of-pocket costs and expenses in connection with each registration that Philip Morris requests or in which Philip Morris participates.

        The corporate agreement provides that all material intercompany transactions, including any material amendments to the corporate agreement, the services agreement, the tax-sharing agreement or any other agreement between Kraft and Philip Morris, will be subject to the approval of the Audit Committee of our Board of Directors.

        We have agreed with Philip Morris that both Kraft and Philip Morris have the right to:

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  engage in the same or similar business activities as the other party;

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  do business with any customer or client of the other party; and

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  employ or engage any officer or employee of the other party.

Neither Philip Morris nor Kraft, nor their respective related persons, will be liable to the other as a result of engaging in any of these activities.

        Under the corporate agreement, we must obtain Philip Morris's written consent before taking any of the following actions:

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  entering into any agreement binding Philip Morris or that contains provisions that trigger a default or require a material payment when Philip Morris exercises its rights to convert Class B common stock;

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  declaring extraordinary dividends; and

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  issuing any equity securities except for Class A common stock issued or granted to our employees.

        The corporate agreement will terminate when Philip Morris owns less than 50% of our then outstanding common stock, except that the indemnification provisions will survive the termination.

Services Agreement

        Philip Morris Management Corp., a wholly-owned subsidiary of Philip Morris, provides certain services to us for fees based on costs incurred by Philip Morris and its subsidiaries in providing the services and a management fee. In 2001, we paid $339 million for these services. For the nine months ended September 30, 2002, we paid $227 million for these services. For the three months ended September 30, 2002, we paid $69 million for these services and we expect to make comparable payments to Philip Morris Management Corp. for similar levels of services for the final quarter of 2002. We believe the terms of these services in the aggregate are at least as favorable to us as those we could have obtained from unrelated third parties through arm's-length negotiations. These services, which are the subject of a services agreement, include:

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  government and corporate affairs services;

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  human resources services;

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  treasury services, including insurance services;

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  financial, reporting, research and ledger services;

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  internal auditing services;

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  information technology services;

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  legal and corporate secretary services;

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  building and conference services;

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  tax services;

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  corporate planning and analysis services;

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  corporate business development services; and

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  financial communications and investor relations services.

        Philip Morris Management Corp. and we may each terminate any or all of the services under the services agreement by giving the other party written notice at least 12 months in advance of termination. Philip Morris Management Corp. has agreed to provide us with reasonable assistance to make an orderly transition to other service providers upon the termination of the services agreement.

Tax-Sharing Agreement

        We are included in Philip Morris's federal consolidated income tax group, and our federal income tax liability is included in the consolidated federal income tax liability of Philip Morris and its subsidiaries. In certain circumstances, certain of our subsidiaries will also be included with certain Philip Morris subsidiaries in combined, consolidated or unitary income tax groups for state and local income tax purposes. We have entered into a tax-sharing agreement with Philip Morris. Under the tax-sharing agreement, we make payments to Philip Morris, with respect to any period, for the amount of taxes to be paid by us, and these taxes are determined as though we filed separate federal, state and local income tax returns as the common parent of an affiliated group of corporations filing combined, consolidated or unitary, as applicable, federal, state and local income tax returns. Our payments to Philip Morris also include any amounts determined by a tax authority or estimated by Philip Morris to be due as a result of a redetermination of the tax liability of Philip Morris arising from an audit or otherwise. We are reimbursed, however, for any tax items such as foreign tax credits, net operating losses and alternative minimum tax credits, based on the usage of the tax items by the consolidated group.

Borrowings from Philip Morris

        During 2000, we issued long-term notes payable to Philip Morris in an aggregate principal amount of $15.0 billion related to the financing for the Nabisco acquisition. We used the net proceeds of approximately $8.4 billion from our initial public offering in June 2001 and $4.0 billion from a global note offering in November 2001, to repay portions of the long-term notes. The balance of the long-term notes was refinanced with short-term borrowings.

        We currently have outstanding the balance of a long-term note payable to Philip Morris, originally issued in 1989 with an original principal amount of $5.0 billion, bearing interest at an annual rate of 7.0% and maturing in 2009, with no prepayment penalty. In January 2002, we repaid $1.0 billion of the 7.0% note with short-term borrowings and in May 2002, we used $2.1 billion of the net proceeds from a $2.5 billion global note offering to repay a portion of the 7.0% note. As of September 30, 2002, we had long-term borrowings and short-term borrowings due to Philip Morris of $4.0 billion and $1.7 billion, respectively. The long-term borrowings include the $1.9 billion balance of the 7.0% note and $2.1 billion of short-term obligations which were reclassified as long-term notes based upon our ability and intention to refinance these borrowings on a long-term basis. Subsequent to September 30, 2002, we used the proceeds of approximately $750 million from a floating rate note offering in November 2002, to repay an additional portion of the 7.0% note.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the information included in this prospectus and the documents we have incorporated by reference contain forward-looking statements. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets" and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on our assumptions and estimates and are subject to risks and uncertainties. We are identifying below important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement. Any such statement is qualified by reference to the following cautionary statements.

        Demand for our products is subject to intense competition, changes in consumer preferences, the effects of changing prices for our raw materials and local economic conditions. Our results are dependent upon our continued ability to:

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  promote our brands successfully;

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  anticipate and respond to new consumer trends;

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  develop new products and markets;

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  broaden our brand portfolio in order to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels; and

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  improve productivity.

        Our results are also dependent upon our ability to consummate and successfully integrate acquisitions, including our ability to derive cost savings from the integration of Nabisco's operations with ours. In addition, we are subject to the effects of foreign economies, currency movements and fluctuations in levels of customer inventories. The food industry continues to be subject to recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products. Developments in any of these areas could cause our results to differ materially from results that have been or may be projected.

        We caution you that the above list of important factors is not exclusive, and other factors may be discussed in more detail in our SEC filings incorporated by reference. Any forward-looking statements are made as of the date of the document in which they appear. We do not undertake to update any forward-looking statements that may be made from time to time by us or on our behalf.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our Class A common stock included in this prospectus because all of the shares being offered hereunder are being offered by Philip Morris.

SELLING SHAREHOLDER

        All of the shares of our Class A common stock included in this prospectus will be sold by Philip Morris upon the exercise of options to acquire our Class A common stock granted by Philip Morris to its employees and employees of its subsidiaries (other than Kraft or its subsidiaries) at the time of our initial public offering. Philip Morris intends to acquire the shares of Class A common stock to be sold pursuant to this prospectus through one or more open market purchases during the fourth quarter of 2002. Therefore, assuming all options to which this offering relates are exercised, Philip Morris's percentage ownership of our Class A common stock is not expected to change upon completion of this offering.

        Before the initial public offering of our common stock in June 2001, we were a wholly-owned subsidiary of Philip Morris. Immediately after the initial public offering, Philip Morris owned approximately 83.9% of the outstanding shares of our capital stock through its ownership of 275,000,000 shares, or 49.5%, of our outstanding Class A common stock and 1,180,000,000 shares, or 100%, of our outstanding Class B common stock. Since the initial public offering, there has been no change to Philip Morris's ownership of our common stock except as discussed in the previous paragraph.

        Our Class A common stock has one vote per share while our Class B common stock has ten votes per share. As a result, Philip Morris controls approximately 98% of the combined voting power of all of our outstanding common stock. For as long as Philip Morris continues to own shares of common stock representing more than 50% of the combined voting power of our common stock, it will be able to direct the election of all of the members of our Board of Directors and determine the outcome of all matters submitted to a vote of our shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock.

PLAN OF DISTRIBUTION

        Philip Morris intends to acquire the shares of Class A common stock to be sold pursuant to this prospectus through one or more open market purchases during the fourth quarter of 2002. Philip Morris will distribute shares of our Class A common stock to its employees and employees of its subsidiaries (other than Kraft or its subsidiaries) upon the exercise of options. The fees to be paid by employees are summarized in the appendix to this prospectus under "Options Granted by Philip Morris to Acquire Kraft Class A Common Stock—Transaction Fees and Costs."

        Please see your Stock Option Owner's Guide attached as Appendix A to and made a part of this prospectus for information about your options.

DESCRIPTION OF CAPITAL STOCK

General

        The authorized capital stock of Kraft consists of:

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  3,000,000,000 shares of Class A common stock, without par value;

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  2,000,000,000 shares of Class B common stock, without par value; and

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  500,000,000 shares of preferred stock, without par value.

        As of December 13, 2002, there were 550,618,850 shares of Class A common stock outstanding and 1,180,000,000 shares of Class B common stock outstanding. No shares of preferred stock are outstanding.

        The following description of our capital stock is subject to our articles of incorporation and bylaws, which are filed as exhibits to our annual report on Form 10-K, and the provisions of applicable Virginia law.

Common Stock

  Voting Rights

        The holders of Class A common stock and Class B common stock generally have identical rights, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 10 votes per share on all matters to be voted on by shareholders. Directors are elected by a plurality of the votes cast by shares entitled to vote. With certain exceptions, other matters to be voted on by shareholders must be approved by a majority of the votes cast on the matter by the holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single voting group at a meeting at which a quorum is present, subject to any voting rights granted to holders of any outstanding shares of preferred stock. Approval of an amendment of our articles of incorporation, a merger, a share exchange, a sale of all our property or a dissolution must be approved by a majority of all votes entitled to be cast by the holders of Class A common stock and Class B common stock, voting together as a single group.

  Dividends

        Holders of Class A common stock and Class B common stock share equally on a per share basis in any dividend declared by our Board of Directors, subject to any preferential rights of holders of any outstanding shares of preferred stock. Dividends payable in shares of common stock may be paid only as follows: shares of Class A common stock may be paid only to holders of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock; and the number of shares so paid will be payable at the same rate per share so as to retain the relative proportion of outstanding shares of Class A common stock and Class B common stock.

  Conversion

        Each share of Class B common stock is convertible while held by Philip Morris or any of its subsidiaries, excluding Kraft, at the option of the holder into one share of Class A common stock. Following any distribution of Class B common stock to shareholders of Philip Morris in a transaction, including any distribution in exchange for Philip Morris shares or securities, intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, or any corresponding provision of any successor statute (a "Tax-Free Spin-Off"), shares of Class B common stock will no longer be convertible into shares of Class A common stock. Shares of Class B common stock transferred to shareholders of Philip Morris in a Tax-Free Spin-Off will not be converted into shares of Class A common stock and, following a Tax-Free Spin-Off, shares of Class B common stock will be transferable as Class B common stock, subject to applicable laws.

        Before a Tax-Free Spin-Off, any shares of Class B common stock transferred to a person other than Philip Morris or any of its subsidiaries, excluding Kraft, will automatically be converted into shares of Class A common stock.

  Other Rights

        In the event of any reorganization of Kraft with one or more corporations or a merger or share exchange of Kraft with another corporation in which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property, including cash, all holders of our common stock, regardless of class, will be entitled to receive with respect to each share held the same kind and amount of shares of stock and other securities and property, including cash.

        On liquidation, dissolution or winding up of Kraft, after payment in full of the amounts required to be paid to holders of any outstanding shares of preferred stock, if any, all holders of common stock, regardless of class, are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of common stock.

        No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock or other securities of Kraft.

        All the outstanding shares of Class A common stock and Class B common stock are validly issued, fully paid and nonassessable.

Preferred Stock

        Our Board of Directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, the effects might include, among other things:

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  restricting dividends on our common stock;

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  diluting the voting power of our common stock;

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  impairing the liquidation rights of our common stock; or

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  delaying or preventing a change in control of us without further action by the shareholders.

        We have no present plans to issue any shares of preferred stock.

Certain Provisions of Virginia Law, our Articles of Incorporation and our Bylaws

  Board of Directors; Removal; Vacancies

        Virginia law provides that the board of directors of a Virginia corporation shall consist of a number of individuals specified in or fixed in accordance with the bylaws of the corporation or, if not specified in or fixed in accordance with the bylaws, then a number specified in or fixed in accordance with the articles of incorporation of the corporation.

        Our bylaws provide that the number of members of our Board of Directors shall be nine. Under Virginia law, our Board of Directors may amend the bylaws from time to time to increase or decrease the number of directors by up to 30% of the number of directors last elected by our shareholders;

provided, that any decrease in the number of directors may not shorten an incumbent director's term or reduce any quorum or voting requirements until the person ceases to be a director.

        Under Virginia law, a member of our Board of Directors may be removed with or without cause by a majority of the votes entitled to be cast at a meeting of shareholders called expressly for that purpose at which a quorum is present. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director.

        Our bylaws provide that any vacancy occurring on our Board of Directors may be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum.

  Shareholder Meetings

        Under our bylaws, only our Board of Directors, the Chairman of our Board of Directors and, until Philip Morris owns less than 50% of our common stock, Philip Morris, may call special meetings of shareholders.

  No Cumulative Voting

        Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

  Shareholder Nominations and Proposals

        Our bylaws provide that, subject to the rights of holders of any outstanding shares of preferred stock, a shareholder may nominate one or more persons for election as directors at a meeting only if written notice of the shareholder's nomination has been given, either by personal delivery or certified mail, to the corporate secretary of Kraft not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with the last annual meeting of shareholders. Each notice must contain:

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  the name, age, business address and, if known, residential address of each nominee;

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  the principal occupation or employment of each nominee;

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  the number and class of capital shares of Kraft beneficially owned by each nominee;

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  any other information relating to each nominee required by the SEC's proxy rules; and

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  the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

The corporate secretary of Kraft will deliver all notices to the Compensation and Governance Committee of our Board of Directors for review. After review, the Compensation and Governance Committee will make its recommendation regarding nominees to our Board of Directors. Defective nominations will be disregarded. Until Philip Morris owns less than 50% of our outstanding voting shares on an as-converted basis, notice by Philip Morris shall be timely and complete if delivered orally at any time prior to or during the annual meeting.

        For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice of the proposed business in writing to the corporate secretary of Kraft. To be timely, a shareholder's notice must be given, either by personal delivery or by certified mail, to the Secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with the last annual meeting. The notice must contain:

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  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

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  the name and address of the shareholder proposing the business as they appear on the stock transfer books of Kraft;

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  a representation that the shareholder is a shareholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

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  the class, series and number of our shares beneficially owned by the shareholder; and

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  any material interest of the shareholder in the business.

Business brought before an annual meeting without complying with these provisions will not be transacted. Until Philip Morris owns less than 50% of our outstanding voting shares on an as-converted basis, notice by Philip Morris shall be timely and complete if delivered orally at any time prior to or during the meeting.

  Liability of Officers and Directors

        Our articles of incorporation provide that no director or officer shall be liable to Kraft or its shareholders for monetary damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws.

        Our articles of incorporation require us to indemnify any director, officer or employee who was or is a party to any proceeding due to his or her status as a director, officer or employee of Kraft, and any director, officer or employee serving at the request of Kraft as a director, trustee, partner, officer or employee of another entity, unless he or she engaged in willful misconduct or a knowing violation of the criminal law. We have been informed that in the opinion of the SEC indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act"), is against public policy and is unenforceable.

  Anti-Takeover Statutes

        We have opted out of the Virginia anti-takeover law regulating "control share acquisitions." Under Virginia law, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or the articles of incorporation or bylaws of the corporation provide that this regulation does not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation's voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person's request, to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation's articles of incorporation or bylaws permit, the acquiring person's shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person's cost. Virginia law grants dissenters' rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation's voting shares. This regulation was designed to deter certain takeovers of Virginia public corporations.

        Virginia law also regulates "affiliated transactions." Material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent. The Virginia law regulating affiliated transactions does not apply to Philip Morris.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is EquiServe Trust Company, N.A.

EXPERTS

        Our consolidated financial statements at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, and the related financial statement schedule, incorporated by reference in this prospectus from our annual report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

        Hunton & Williams, New York, New York, will issue an opinion as to the legality of the securities that are being offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act with respect to our Class A common stock being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the Class A common stock being offered by this prospectus, we refer you to the registration statement and the exhibits to the registration statement.

        We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement of which this prospectus is a part, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, from which you can electronically access our SEC filings.

        The SEC allows us to "incorporate by reference" the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file after the date of this prospectus and before the termination of the offering contemplated by this prospectus will automatically update and supersede information in this prospectus.

        We incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities offered under this prospectus are sold:

  •
  our annual report on Form 10-K for the year ended December 31, 2001;

  •
  our quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

  •
  our current reports on Form 8-K filed with the SEC on January 30, 2002, May 20, 2002 and November 26, 2002; and

  •
  the description of our Class A common stock contained in our registration statement on Form 8-A filed with the SEC on May 9, 2001, including any amendment or reports filed for the purpose of updating such description.

        We will provide without charge, upon written or oral request, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. Such request should be directed to:

        Kraft Foods Inc.
        Three Lakes Drive
        Northfield, IL 60093
        Attention: Office of the Corporate Secretary
        Telephone: (847) 646-2805

APPENDIX A

Stock Option Owner's Guide

OPTIONS GRANTED BY PHILIP MORRIS TO ACQUIRE
KRAFT CLASS A COMMON STOCK

This appendix may not be used to consummate sales of securities unless attached to the prospectus of which this appendix forms a part.

The date of this appendix is December 23, 2002.

OVERVIEW AND GENERAL INFORMATION	A-3
WHAT IS A STOCK OPTION?	A-3
STOCK OPTION PLANNING	A-3
ABOUT UBS PAINEWEBBER	A-3
VESTING DATE AND ACCELERATED VESTING	A-5
EXPIRATION DATE	A-7
METHODS OF EXERCISE	A-8
TRANSACTION FEES AND COSTS	A-11
OPTIONEE DATA CHANGES AND WIRE TRANSFER INSTRUCTIONS	A-12
INSIDER TRADING	A-13
SPECIAL RULES APPLICABLE TO EXECUTIVE OFFICERS	A-13
INCOME TAX IMPLICATIONS	A-14

OVERVIEW AND GENERAL INFORMATION

        The stock options discussed in this appendix are Non-Qualified Stock Options, or NQSOs, granted by Philip Morris to acquire shares of Kraft's Class A common stock. The stock options have been granted to employees of Philip Morris and Philip Morris's subsidiaries (other than Kraft or its subsidiaries) pursuant to a resolution adopted on May 30, 2001 by the Board of Directors of Philip Morris. This one-time stock option grant was approved by the Compensation Committee of Philip Morris's Board of Directors. The Committee consists of non-employee directors appointed by Philip Morris's Board of Directors.

        Your Kraft options are subject to the terms and conditions of your stock option agreement dated June 12, 2001 delivered by Philip Morris to you. Your stock option agreement states the grant date, vesting date, expiration date, number of shares of Kraft Class A common stock you may purchase under the option, the grant price and other basic terms of your stock option. Some of this information is also discussed below. You should read carefully the prospectus to which this appendix is attached and of which this appendix forms a part and your stock option agreement before making your investment decision. Statements in this appendix as to the terms of your Kraft stock option are qualified in all respects by reference to the terms of the prospectus to which this appendix is attached, and of which this appendix forms a part, and your stock option agreement.

        The grant date of your Kraft stock options is June 12, 2001. The vesting and expiration rules applicable to your Kraft options are discussed in detail below under "Vesting Date and Accelerated Vesting" and "Expiration Date." The grant price of your Kraft stock options is $31.00, the initial public offering price of Kraft's Class A common stock. Your Kraft stock options are not subject to the Employee Retirement Income Security Act of 1974.

WHAT IS A STOCK OPTION?

        A stock option is a type of compensation that enables you to obtain shares of the underlying stock after certain service requirements are met. It is the right, but not the obligation, to purchase shares of underlying stock at a fixed price, called the grant price, and becomes more valuable if the underlying stock price increases.

STOCK OPTION PLANNING

        Stock option planning requires that you make assumptions about the future, including the expected value of the underlying stock, tax rates and related laws and regulations, alternate investment opportunities, and your personal needs, goals and comfort with risk. You may find that the results can be significantly affected by small changes in assumptions. Furthermore, there can be no assurances that the strategies you adopt and the assumptions you make will remain the best for your circumstances. As a result, you should periodically reconsider your strategies and assumptions to determine whether changes are appropriate. You are strongly encouraged to consult with a financial advisor or other financial professional before making any decisions regarding your Kraft stock options.

ABOUT UBS PAINEWEBBER

        UBS PaineWebber is currently administering your Kraft stock options. UBS PaineWebber offers you flexibility and convenience in managing your Kraft stock options. You can obtain account information, place orders to exercise your Kraft stock options, and perform "what-if" scenarios, 24 hours a day, 7 days a week. Once you have decided that it is time to exercise your Kraft stock options, you should contact UBS PaineWebber in the manner described below.

Contacting UBS PaineWebber

        You may contact UBS PaineWebber or access your account information in one of three ways:

  Interactive Voice Response System or IVR

        You can access your account through the IVR by calling the toll-free number (800) 230-2967 if you are located in the U.S. If you are located outside the U.S., you can contact UBS PaineWebber at (201) 272-7552. To access the IVR you must have available your 9-digit social security number or employee identification number and 8-digit personal identification number or PIN. If you have lost or have not received your PIN or you wish to change your PIN, please contact UBS PaineWebber. The IVR chart attached to this appendix will help you navigate through the system.

  UBS PaineWebber Internet Website

        You may access your account through the UBS PaineWebber Internet website at www.cefs.ubspainewebber.com/kft if you have Internet access and compatible web browser software (Microsoft Internet Explorer 5.0 or Netscape 4.7). You may use the Internet service to perform same day sale exercises, order stock option status reports, perform "what-if" scenarios and get answers to commonly asked questions. The Internet site is available 24 hours a day/7 days a week, subject to temporary shutdowns for maintenance.

  UBS PaineWebber Customer Service Representative

        UBS PaineWebber customer service representatives can be reached by calling the toll-free number (800) 230-2967. If you are located outside the U.S., you can contact UBS PaineWebber at (201) 272-7552. Representatives are available to assist you in obtaining current account information, placing exercise orders and answering questions related to your Kraft stock options. Customer service representatives are available Monday through Friday between the hours of 3:00 a.m. and 11:00 p.m. (New York time), excluding holidays. Please see the holiday schedule shown below.

        You may contact your Human Resources department for additional information regarding your Kraft stock options. However, your Human Resources department may only assist you with procedural questions and grant information. Neither your Human Resources department nor UBS PaineWebber will offer any financial or tax advice regarding your Kraft stock options. Neither Kraft nor Philip Morris has retained UBS PaineWebber to perform these services and any advice provided to you by UBS PaineWebber is independent of Kraft and Philip Morris.

UBS PaineWebber Holiday Schedule

        The UBS PaineWebber holiday schedule shown below is identical to the days that the New York Stock Exchange is closed. Options cannot be exercised and sales cannot be processed on days that the NYSE is closed.

Holiday	Date
New Year's Day	January 1
Martin Luther King Day	The third Monday in January
President's Day	The second Monday in February
Good Friday	The Friday prior to Easter Sunday
Memorial Day	The last Monday in May
Independence Day	July 4
Labor Day	The first Monday in September
Thanksgiving Day	The fourth Thursday in November
Christmas Day	December 25

Enrolling with UBS PaineWebber

        In order to access your account information you will need to request a personal identification number or PIN. You can request a PIN through the UBS PaineWebber website as follows:

  •
  Login to https://www.cefs.ubspainewebber.com/kft

  •
  Click on the tab for "Address Editor"

  •
  Enter your last name and employee identification number

  •
  Complete the address form and click "submit"

A letter will be mailed to the address you submitted which will contain your PIN. You can use the PIN to access the website or IVR.

        Before you can exercise your Kraft stock options or access account information through UBS PaineWebber, you must complete and submit an Account Authorization Form. This form may be conveniently submitted online once you have received your PIN. If you prefer, you can request a PIN and enroll by completing the appropriate enclosed forms. You may also request one through the IVR and mail the completed form to UBS PaineWebber. This form opens your UBS PaineWebber account, provides required tax information and authorizes UBS PaineWebber to pay Philip Morris, on your behalf, the exercise price of your Kraft stock options and any related tax withholding liability. You only need to complete this form once. If you have not already done so, you are encouraged to complete the form as soon as possible to avoid delays when you do decide to exercise your Kraft stock options or utilize the IVR or Internet services. You must submit a completed form to UBS PaineWebber prior to exercising your Kraft stock options.

        Based on your country of residence, you will need to complete one of the following Account Authorization Forms:

  •
  U.S. residents (including resident aliens) must complete a U.S. Account Authorization Form (W-9).

  •
  Non-U.S. residents (including non-resident aliens) must complete a Non-U.S. Account Authorization Form (W-8BEN).

  •
  U.S. citizens and U.S. resident aliens (including "green card" holders) living overseas should NOT complete Form W-8BEN. Instead, they should complete a U.S. Account Authorization Form (W-9), as detailed above.

VESTING DATE AND ACCELERATED VESTING

        Your Kraft stock options will vest in full on January 31, 2003 if you continue in active employment through that date. However, there are two instances in which the vesting of your Kraft stock options can be accelerated:

  •
  In the case of your death or permanent disability, your unvested options become immediately vested and fully exercisable. The vesting process is automatic once UBS PaineWebber has been notified of the death or permanent disability of an optionee.

  •
  In the case of termination of your employment due to retirement, your unvested options can become vested and exercisable only if approval has been obtained prior to the retirement effective date from the Senior Vice President, Human Resources and Administration of Philip Morris.

It is the retiring optionee's responsibility to request accelerated vesting. Requests for accelerated vesting must be made in writing and sent to the following address:

Philip Morris Management Corp. Corporate Compensation 120 Park Avenue—19th Floor New York, NY 10017

        All requests should be received by Corporate Compensation at least 30 days prior to the effective date of retirement. Your letter will then be sent to the Senior Vice President, Human Resources and Administration with all other necessary information. You will be advised in writing if the request for accelerated vesting has been approved.

Salary Continuation/Severance Arrangements

        When a termination of employment involves a severance period you are considered terminated from Philip Morris on the date you begin your severance period. Therefore, all unvested options will be forfeited on the day you begin your severance period. Similarly, expiration dates for vested options will be calculated from the date you begin salary continuation. In the case where your severance period is intended to bridge you to retirement, you are considered an active employee for stock option vesting and exercise purposes during the severance period. Please contact your Human Resources department for specific information on expiration time frames under severance arrangements.

Leave of Absence and Disability

        If you are on an approved leave of absence (Short-Term Disability, Medical Leave, Maternity Leave, etc.), you are considered an active employee for stock option vesting and exercise purposes. Employees on Permanent or Long-Term Disability may exercise during the full option term, as indicated in the table on page A-7 of this appendix.

Instructions in the Case of Death

        When an optionee dies, the option becomes fully vested and exercisable and will become the property of the optionee's estate or, if designated in the optionee's will, the stock option will be transferred to a beneficiary. Philip Morris requires that a certified copy of the court appointment of the estate representative be forwarded to UBS PaineWebber prior to the exercise of a stock option. This document must be dated within sixty days of any attempted exercise and signed by the estate representative. Only when UBS PaineWebber has received the appropriate documents from the estate can an exercise be processed. Philip Morris or UBS PaineWebber may request additional documents as deemed necessary.

Rules after Employment Termination/Separation

        If you are no longer employed by Philip Morris or one of its subsidiaries or affiliates, unvested options will be canceled and the expiration date for vested stock options will, in most cases, change. Please familiarize yourself with the expiration time frames in the table below, as it is your responsibility to understand the amount of time that you have to exercise your Kraft stock options, particularly if your employment status changes. If you fail to exercise within the appropriate time frame, your Kraft stock option will expire and cannot be reinstated.

EXPIRATION DATE

        If you remain an active employee of Philip Morris or one of its subsidiaries or affiliates, your Kraft stock options will expire on June 12, 2011. If your employment status changes, please refer to the table below and your stock option agreement, which illustrate how the expiration date for your Kraft stock options may change.

        If your Kraft stock options are set to expire on a day that the NYSE is open, you must complete the exercise transaction before the NYSE closes (currently 4:00 p.m. New York time) for same day sale and sell to cover exercises, which are discussed below, or before 6:00 p.m. New York time for all other exercise transactions. If your Kraft stock options are set to expire on a day that the NYSE is closed, you must nonetheless complete the exercise transaction no later than during the immediately preceding business day on which the NYSE is open. Otherwise, you will forfeit your options. Please see "UBS PaineWebber Holiday Schedule" on page A-4 of this appendix for NYSE closure dates.

Kraft Foods Inc. Stock Option Grant
Expiration Time Frames (A)

Leaves of Absence, Short-Term Disability, Medical Leave or Maternity Leave	Full option term; expiration date does not change.
Retirement
Full option term; expiration date of vested options does not change. Prior to full vesting, a written request for accelerated vesting must be made. See pages A-5 and A-6 of this appendix for more information.
Permanent (Long-Term) Disability	Full option term; expiration date does not change.
Death	Expires 3 years from the date of death.
Voluntary Resignation	Expires 30 days from the effective date of resignation.
Involuntary Termination Without Cause	Expires 12 months from the date of termination. In the event of death within this period, expires 12 months from date of death.
Involuntary Termination With Cause	Expires on termination of employment.
Severance Arrangement	See page A-6 of this appendix for more information.

(A)
Always check your stock option agreement. In no case may an exercise take place after the expiration date set forth in your stock option agreement. If you fail to exercise within the appropriate time frame, your option will expire and cannot be reinstated.

METHODS OF EXERCISE

        There are three ways to exercise your Kraft stock options through UBS PaineWebber:

  •
  Same Day Sale Exercise

  •
  Sell to Cover Exercise

  •
  Cash Exercise

        Please keep in mind that:

  •
  You may exercise all or a portion of your option shares from a particular grant.

  •
  To minimize the impact of the transaction fees and costs, it is recommended that you exercise a minimum of 25 option shares for each transaction.

Same Day Sale Exercise

        A same day sale exercise, also known as a simultaneous exercise/sell transaction, is a transaction in which you do not have to advance a cash payment to pay the exercise price of the stock or the amount required for tax withholding. Instead, UBS PaineWebber exercises your options and immediately sells the option shares in the open market (the sale price of the shares is, in this case, the fair market value on which all tax liabilities are based). Proceeds from the sale are used to satisfy the purchase price (grant price multiplied by the number of option shares being acquired on exercise), UBS PaineWebber's commissions and fees, and applicable withholding taxes. The remaining amount is paid to you by check, wire-transferred to your bank or broker or held in your account at UBS PaineWebber. If you request payment by check, the proceeds will be delivered in U.S. dollars. If you choose to have the proceeds wired to your financial institution, you may request payment in either U.S. dollars or the currency of one of the countries listed on UBS PaineWebber's website. Please see "Optionee Data Changes and Wire Transfer Instructions" on page A-12 of this appendix. Proceeds are sent on the settlement date, which is currently the third business day following the exercise date. Because of recent changes to the United States securities laws as a result of the Sarbanes-Oxley Act of 2002, same day sale exercises may not be available to executive officers of Philip Morris. Please see "Special Rules Applicable to Executive Officers" on page A-13.

        Same day sale exercise transactions may be placed through the IVR or the Internet website or you may place the order directly through a UBS PaineWebber customer service representative.

  Example

        If you have instructed UBS PaineWebber to perform a same day sale exercise for 5,000 option shares with a grant price of $31 and a fair market value at exercise of $40, and your tax withholding rate is 30%(1), then the transaction is as follows:

  •
  UBS PaineWebber sells all option shares at $40 per share:
  = 5,000 × $40 = $200,000

  •
  UBS PaineWebber remits purchase price of option shares to Philip Morris:
  = 5,000 × $31 = $155,000

  •
  UBS PaineWebber remits taxes withheld on pre-tax gain to Philip Morris:
  = ($200,000 – $155,000) × 30% = $13,500

  •
  After-tax gain:
  = $200,000 – $155,000 – $13,500 = $31,500

(1)
30% tax rate is used for illustrative purposes only.

  •
  Total transaction costs*:
  = $311.27

  •
  UBS PaineWebber delivers net gain to you (less transaction costs):
  = $31,500 – $311.27 = $31,188.73

* See pages A-11 and A-12 of this appendix for additional details on transaction fees and costs.

There are three types of orders you can enter for a same day sale exercise of your Kraft stock options, a "Market Sell Order," a "Limit Sell Order" or a "Sell Stop Loss Order."

  Market Sell Order

        A market sell order is a request for UBS PaineWebber to simultaneously exercise your options and sell the option shares at the current market price at the time of exercise. If your market sell order request is received while the NYSE is closed, it will be held and processed at the market price when the NYSE opens on the next trading day provided that your option is still outstanding and has not been canceled or forfeited to Philip Morris. You should note that there is some risk associated with placing a market sell order when the NYSE is closed. Namely, the stock may open at a price lower than the previous day's close with the result that your option will be exercised and your option shares sold at a lower price than you may have anticipated. Please remember that the price at which your order is finally executed could well be different from the quoted price you obtained before you placed your order. Market prices fluctuate continuously. Market sell orders guarantee an execution, but they do not guarantee execution at a specific price.

  Limit Sell Order

        A limit sell order gives you additional control over the price you receive for your option shares, but does not guarantee execution or actual price at the time of the sale of the shares. A limit sell order is a request to exercise your options and sell the option shares at a price you request which must be above the current market price. When, and if, the market price of the stock reaches your limit sell price, UBS PaineWebber will attempt to process your exercise and sell the option shares. However, even if the price of the stock reaches or exceeds your price limit, your limit order may not execute if there are other orders ahead of yours at the same limit price. You may set a limit order for one day or thirty days. If you set a limit order good for thirty days, you may change or cancel it at any time during the thirty days, provided that execution has not occurred. If for any reason you wish to exercise your options in a different manner or change your limit sell price, it is your responsibility to cancel or modify the order before it has been executed. If you place a limit sell order and your option expires before your limit sell order is executed, your option will not be exercised and your order will be canceled.

  Sell Stop Loss Order

        A sell stop loss order is a request to initiate the exercise of your option and sell the option shares when, and if, the market price of the underlying stock falls to a specified level below the current market price. A sell stop loss order becomes a market order when the price of the underlying stock reaches the specified stock price. It is important to note that the shares will be sold at the then or next prevailing market price, which could be less than your sell stop loss order price. To place a sell stop loss order you must speak to a UBS PaineWebber representative.

  Canceling or Changing an Open Order

        If an order to exercise your stock option has not been executed, you can request to cancel or change it. However, a cancellation or change request does not guarantee that the cancellation or change will take place. Your cancellation or change request must be received in the marketplace before the original order executes. Because market sell orders are subject to immediate execution, it is very difficult to change or cancel a market sell order during market hours.

Sell to Cover Exercise

        A sell to cover exercise is a same day sale exercise where the broker sells only enough option shares to "cover" the purchase price, UBS PaineWebber's commissions and fees, and applicable withholding taxes. The balance of your option shares are held in your UBS PaineWebber account or transferred to another financial institution as you direct. The advantage to this type of transaction is that you will still hold shares of Kraft Class A common stock after the purchase price, all applicable fees and withholding requirements have been satisfied. Because of recent changes to the United States securities laws as a result of the Sarbanes-Oxley Act of 2002, sell to cover exercises may not be available to executive officers of Philip Morris. Please see "Special Rules Applicable to Executive Officers" on page A-13.

        In order to execute a sell to cover transaction, you can either use the UBS PaineWebber website or speak with a UBS PaineWebber customer service representative.

  Example

        Assume you exercise an option for 5,000 shares with a grant price of $31, a fair market value at exercise of $40 and a withholding tax rate of 30%.

  •
  Purchase price = (5,000 option shares × $31) = $155,000

  •
  Number of option shares sold to cover purchase price:
  = Purchase price ÷ fair market value
  = $155,000 ÷ $40 = 3,875 option shares sold

  •
  Number of option shares sold to cover withholding taxes:
  = Withholding tax rate × gain ÷ fair market value
  = 30% ×   [($40 – $31) × 5,000 option shares] ÷ $40 = 337.5 option shares (338 option shares would be sold as UBS PaineWebber rounds up to the nearest whole option share and delivers the difference to you in cash)

  •
  Number of option shares sold to cover commissions and fees:
  = Commissions and fees ÷ fair market value
  = $311.27 ÷ $40 = 7.78 option shares (8 option shares would be sold as UBS PaineWebber rounds up to the nearest whole option share and delivers the difference to you in cash)

  •
  Total number of option shares sold to cover purchase price, satisfy withholding taxes and UBS PaineWebber's commissions and fees:
  = 3,875 option shares + 338 option shares + 8 option shares = 4,221 option shares

  •
  Balance of shares delivered to your account:
  = 5,000 option shares – 4,221 option shares = 779 shares

Cash Exercise

        A cash exercise is a transaction in which you pay for your option shares in U.S. dollars using either a personal check or wire transfer at the time of exercise. To conduct a cash exercise, you can either use the UBS PaineWebber website or speak with a UBS PaineWebber customer service representative. Checks should be made payable to UBS PaineWebber Corporate Employee Financial Services and sent to:

                UBS PaineWebber
                Corporate Employee Financial Services
                Kraft Foods Stock Option Plan
                300 Lighting Way, 6th Floor
                Secaucus, NJ 07094-3672 U.S.A.

        To wire funds to UBS PaineWebber please call UBS PaineWebber for wire instructions. Prior to delivery of the option shares (either to your UBS PaineWebber account or another financial institution), applicable withholding taxes must be paid. Taxes may be paid in cash or you may instruct UBS PaineWebber to deduct a portion of your option shares to satisfy your tax withholding liability.

TRANSACTION FEES AND COSTS

        If your option shares are sold by UBS PaineWebber for any reason (i.e., to conduct a same day sale or sell to cover exercise, or to cover your tax liability) the following fees are applicable:

  •
  A commission of 6 cents per share sold ($25 minimum).

  •
  A wire transfer fee of $25 (if you request a wire transfer of your proceeds out of your UBS PaineWebber account).

  •
  A transaction fee of $5.25 (if you request that your securities be sold).

  •
  A SEC fee of approximately 3 cents per $1,000 of market value of the shares you sell (i.e., if you sell 1,000 shares at $40 per share, your sales value is $40,000, and the resulting fee is approximately $1.20).

  •
  In certain international jurisdictions, other transaction fees may be incurred. Please contact UBS PaineWebber for further details.

  Example

        If you have instructed UBS PaineWebber to perform a same day sale exercise for 5,000 option shares with a grant price of $31, a fair market value at exercise of $40, and your tax withholding rate is 30%, then the transaction costs and fees are as follows:

  •
  Total value of option shares at $40 per share:
  = 5,000 × $40 = $200,000

  •
  Purchase price of shares upon option exercise:
  = 5,000 × $31 = $155,000

  •
  Taxes withheld on gain:
  = ($200,000 – $155,000) × 30% = $13,500

  •
  After-tax gain:
  = $45,000 – $13,500 = $31,500

  •
  Transaction costs:
  •
  Commission = 5,000 × $0.06 = $300.00
  •
  Postage and handling = $5.25
  •
  SEC fees = 200 × $0.0301 = $6.02
  •
  Total transaction costs = $311.27
  •
  Net gain after taxes withheld and transaction costs:
  = $31,500 – $311.27 = $31,188.73

An additional $25 fee would apply if you requested a wire transfer of the exercise proceeds.

OPTIONEE DATA CHANGES AND WIRE TRANSFER INSTRUCTIONS

Address Changes

        It is absolutely essential that you advise your Human Resources representative and UBS PaineWebber in writing of any change in your address. You may use the Optionee Data Change Form attached to this appendix, you may contact UBS PaineWebber to request a copy of the form or you can update your address on the UBS PaineWebber website. Individuals moving to or from the U.S. who are not U.S. citizens or "green card" holders may need to complete a Form W-9 or Form W-8BEN to notify UBS PaineWebber of their change in U.S. residence status.

Personal Identification Number Changes

        You must provide your PIN to access your account through the IVR and Internet website. You may change your PIN through the IVR or Internet. If you did not receive your PIN or have lost it, please contact UBS PaineWebber.

        For security reasons, you will be prompted to change your PIN the first time you access the website to activate your account. From that point, you can elect to change your PIN at any time. To change your PIN, you may use the website's on-line PIN change feature or complete and submit a PIN Change Form to UBS PaineWebber.

Wire Transfer Instructions

        For your convenience, you can elect to have proceeds from your Kraft stock option exercise wired directly into your bank for a nominal fee. To have your funds wired, you can complete and submit the form on-line using the website or complete the U.S. Bank Wire Request Form (for wires in the U.S.) or the Non-U.S. Bank Wire Request Form (for wires in U.S. dollars or other non-U.S. currencies directed outside of the U.S.) attached to this appendix.

        Be sure to contact your bank or financial institution in advance for the information needed to complete the wire transfer instructions. You can submit/validate your bank wire instructions after you activate your account or at any time on the UBS PaineWebber website. You must provide separate wire transfer instructions each time you want funds transferred from your UBS PaineWebber account to your bank or financial institution.

INSIDER TRADING

        Philip Morris's Business Conduct Policy states that employees of Philip Morris may not purchase, sell or otherwise trade in securities of Kraft while in possession of material nonpublic information (i.e., information that could affect the price of Kraft Class A common stock, such as knowledge that Kraft is planning to acquire another corporation). Beyond disciplinary action, a violation of this policy may lead to civil and criminal penalties against the employee. Employees should be mindful of these prohibitions when selling their option shares.

SPECIAL RULES APPLICABLE TO EXECUTIVE OFFICERS

Control Persons

        Rule 405 under the Securities Act defines persons who may be deemed to control Kraft. Such persons ("Control Persons") may not sell their option shares except in compliance with the registration requirements of the Securities Act or in a transaction exempt from the registration requirements of the Securities Act. Control Persons may sell option shares under a separate prospectus filed by Kraft for this purpose or in a transaction satisfying the requirements of Rule 144 under the Securities Act. Please consult the Office of the Corporate Secretary for additional information.

Sarbanes-Oxley Act of 2002

        Section 402 of the Sarbanes-Oxley Act of 2002 prohibits Philip Morris from making any extensions of credit or arranging for the extension of credit in the form of a personal loan to any executive officer of Philip Morris and its subsidiaries. Because of the uncertainty surrounding whether same day sale exercises and sell to cover exercises constitute unlawful extensions of credit or arrangements for the extension of credit under Section 402, executive officers of Philip Morris must consult with the Office of the Corporate Secretary before effecting a same day sale exercise or a sell to cover exercise.

IVR/Internet Transactions

        In light of the foregoing rules, executive officers are not able to execute transactions through the IVR or Internet. All inquiries for insider sales should be directed to Frank Sabia, who can be reached at:

              Frank J. Sabia
              Senior Vice President—Investments
              UBS PaineWebber Inc.
              One North Lexington Avenue, Plaza Level
              White Plains, New York 10601-1712
              914 287 6010 Direct
              914 287 6022 Fax
              800 443 7850 Toll Free
              frank.sabia@ubspainewebber.com

INCOME TAX IMPLICATIONS

        The following is a general explanation of the approaches used to calculate taxes on stock option exercises. However, this explanation reflects enacted tax laws and rates in effect as of the date of the prospectus of which this appendix is a part. Such laws and rates are subject to change, possibly with retroactive effect. This explanation is not intended as tax advice. We urge you to consult with your tax advisor for personal tax information.

Tax Considerations for Employees Resident in the United States

        When you exercise a stock option, you will recognize ordinary income. UBS PaineWebber will calculate your required withholding taxes for federal, state and local taxes as well as any applicable FICA taxes (Social Security and Medicare). A summary of U.S. withholding tax information can be found on pages A-16 and A-17 of this appendix.

        Upon completion of your stock option exercise, you will receive an Exercise Confirmation providing details of your income and tax calculations. In most cases, payment for required withholding taxes must be remitted in full to UBS PaineWebber immediately upon the completion of your exercise. Your exercise proceeds or option shares may not be released to you until your withholding taxes have been paid or arrangements satisfactory to UBS PaineWebber for the payment of those taxes have been made. The required withholding amount may differ from your actual tax liability. You are responsible for the payment of any additional taxes that you may owe in connection with your option exercise.

  U.S. Ordinary Income

        As noted above, upon exercising a stock option you will recognize ordinary income. This income represents the difference between the fair market value and the purchase price for your option shares. This income is subject to withholding of federal, state, local and FICA taxes. If you perform a same day sale or sell to cover exercise, the fair market value of Kraft Class A common stock on the exercise date is based on the price at which your option shares were sold. For all other exercises (i.e., cash exercises), the fair market value on the exercise date is equal to the average of the high and low reported sales prices of Kraft Class A common stock on the New York Stock Exchange—Composite Transactions on the exercise date. When you sell your option shares, you may recognize a capital gain or loss. Please see "Capital Gain or Loss on Sale of Option Shares" on page A-18 of this appendix for more information.

        This income and tax information is summarized on your W-2 Form which is issued by your payroll department at year-end. A W-2 Form will also be issued to you if you are retired or are no longer employed by Philip Morris or one of its subsidiaries.

  U.S. Withholding Taxes

        In general, if you are an active employee, your withholding taxes are based on your business address. Tax withholding rates reflect current IRS requirements and are subject to change at any time. The following taxes will be withheld when you exercise your Kraft stock option:

        Federal Taxes.    Federal taxes are withheld at a rate of 27.0% of the ordinary income incurred on your option exercise. You may increase your federal tax withholding above the 27.0% rate, subject to certain conditions. UBS PaineWebber must be notified in writing if you wish to withhold at a rate greater than 27.0%. The maximum federal income tax and withholding rate is currently 38.6%. If you choose to increase your federal tax withholding above the 27.0% rate and elect to have UBS PaineWebber use option shares to cover your tax withholding liability, you will incur transaction costs. This method is only available to you where you sell shares in the open market to cover excess taxes above the 27.0% rate.

        State and Local Taxes.    State and local tax rates differ throughout the country. Generally, you are taxed based on your business address. However, retirees, those who are no longer employed by Philip Morris or one of its subsidiaries, and employees who transfer between tax jurisdictions, may have different tax treatment.

        FICA Taxes.    FICA taxes consist of two portions: Social Security taxes and Medicare taxes.

        Social Security taxes are withheld at a rate of 6.2% of earnings up to the annual Social Security earnings cap. Even if your earnings have not reached this cap at the time of exercise, UBS PaineWebber will not withhold the Social Security amount. However, the Social Security amount will be deducted from your next paycheck or otherwise withheld by the payroll department.

        Medicare taxes are withheld at a rate of 1.45% of earnings with no earnings cap. It is withheld for all optionees at the time of exercise.

        Upon completion of your stock option exercise, your payroll department will receive a copy of your Exercise Worksheet providing details of income and tax calculations. Any required adjustments to taxes withheld on income recognized by your option exercise may be made through your payroll department.

        A detailed description of the taxes described above by employment status can be found in the "Summary of U.S. Withholding Tax Information" schedule on the following pages.

Summary of U.S. Withholding Tax Information

EMPLOYEE STATUS

TAX CLASSIFICATION	ACTIVE (A)	TERMINATED	U.S. EXPATRIATES*
FEDERAL TAX
Tax Withheld	Yes	Yes	Hypothetical Income Taxes withheld
Tax Rate	27.0%	27.0%
Calculation	Ordinary Income × 27.0%	Ordinary Income × 27.0%
Information on W-2	"Federal Income Tax Withheld" Amount	"Federal Income Tax Withheld" Amount
STATE TAX (B)
Tax Withheld	Yes	Yes	Hypothetical Income Taxes withheld
Tax Rate	Business address, rates vary	Rate and jurisdiction vary
Calculation	Ordinary Income × Rate	Ordinary Income × Rate
Information on W-2	"State Tax Withheld" Amount	"State Tax Withheld" Amount
LOCAL TAX
Tax Withheld	Yes	Yes	Hypothetical Income Taxes withheld
Tax Rate	Business address, rates vary	Rate and jurisdiction vary
Calculation	Ordinary Income × Rate	Ordinary Income × Rate
Information on W-2	"Local Gov't Tax Withheld" Amount	"Local Gov't Tax Withheld" Amount
FICA—SOCIAL SECURITY
Tax Withheld	Withheld by payroll department	Withheld by payroll department	Hypothetical FICA—Social Security tax withheld upon exercise
Tax Rate	6.2% — Up to the Social Security earnings cap	6.2% — Up to the Social Security earnings cap
Calculation	Ordinary Income × 6.2%	Ordinary Income × 6.2%
Information on W-2	"Social Security Tax Withheld" Amount	"Social Security Tax Withheld" Amount
FICA—MEDICARE
Tax Withheld	Yes	Yes	Yes
Tax Rate	1.45%	1.45%	1.45%
Calculation	Ordinary Income × 1.45%	Ordinary Income × 1.45%	Ordinary Income × 1.45%
Information on W-2	"Medicare Tax Withheld" Amount	"Medicare Tax Withheld" Amount	"Hypothetical Medicare Tax Withheld" Amount

(A)
Includes optionees on salary continuation and approved leave of absence.
(B)
State tax withholding is based upon the state in which you were last employed with Philip Morris or one of its subsidiaries.
*
Tax policies for U.S. Expatriates may differ by operating company, please check with your Human Resources department if you have any questions.

Summary of U.S. Withholding Tax Information (continued)

EMPLOYEE STATUS

TAX CLASSIFICATION	RETIRED	DECEASED
		Estate Exercises in Year of Optionee's Death	Estate Exercises in Year other than Year of Optionee's Death
FEDERAL TAX
Tax Withheld	Yes	No	No
Tax Rate	27.0%
Calculation	Ordinary Income × 27.0%
Information on W-2	"Federal Income Tax Withheld" Amount
STATE TAX
Tax Withheld	Yes	No	No
Tax Rate	Rate and jurisdiction vary
Calculation	Ordinary Income × Rate
Information on W-2	"State Tax Withheld" Amount
LOCAL TAX
Tax Withheld	Yes	No	No
Tax Rate	Rate and jurisdiction vary
Calculation	Ordinary Income × Rate
Information on W-2	"Local Gov't Tax Withheld" Amount
FICA—SOCIAL SECURITY
Tax Withheld	Yes	Yes	No
Tax Rate	6.2% — Up to the Social Security earnings cap	6.2% — Up to the Social Security earnings cap
Calculation	Ordinary Income × 6.2%	Ordinary Income × 6.2%
Information on W-2	"Social Security Tax Withheld" Amount	"Social Security Tax Withheld" Amount
FICA—MEDICARE
Tax Withheld	Yes	Yes	No
Tax Rate	1.45%	1.45%
Calculation	Ordinary Income × 1.45%	Ordinary Income × 1.45%
Information on W-2	"Medicare Tax Withheld" Amount	"Medicare Tax Withheld" Amount

  Capital Gain or Loss on Sale of Option Shares

        A capital gain or loss may occur when option shares acquired through a stock option exercise are sold. If you do not perform a same day sale exercise, the sale price will most likely be different from your basis in the shares (generally, the fair market value of the stock on the exercise date). The capital gain or loss is considered to be short-term if the option shares are held for 12 months or less from the day after the exercise date; otherwise, the capital gain or loss is considered to be long-term.

        The capital gain or loss on the sale of option shares is calculated as follows:

  •
  (Sale Price—Fair Market Value on exercise date) × Number of Option Shares Sold

For example, assume you exercised an option for 1,000 option shares for which the fair market value on the exercise date was $40. If you sold the option shares within 12 months at a price of $42 per share, you would have a short-term capital gain of:

  •
  ($42-$40) × 1,000 = $2,000 short-term capital gain

Conversely, if you sold the option shares within 12 months at a price of $38, you would have a short-term capital loss of $2,000. The costs associated with the sale will reduce your capital gain. For purposes of this example, it was assumed there were no costs associated with the sale.

        Your bank or broker involved in the sale of your option shares will send you a statement indicating the sale price for purposes of calculating your gain or loss. You should also receive a Form 1099 from your bank or broker at year-end summarizing all of your open market transactions for the year.

        For a same day sale exercise, however, it is possible that costs associated with the sale may result in a relatively small capital loss.

Tax Considerations for U.S. Expatriates

        As used in this appendix, a U.S. Expatriate means a U.S. citizen or permanent resident of the U.S. who is working in another country under Philip Morris's International Assignment Policy Guidelines. Some tax policies for U.S. Expatriates may differ by operating company, so please contact your Human Resources department if you have any questions.

  Withholding Taxes

        At the time you exercise your Kraft stock options, FICA taxes will be withheld, as discussed below. Philip Morris's policies also require that a "hypothetical income tax" (U.S. federal and state tax) on the income recognized from an option exercise be withheld for U.S. Expatriates. In turn, Philip Morris pays any actual foreign and U.S. taxes due on the income. This amount is added to your basic compensation (base salary, incentive awards, etc.) for purposes of determining your final hypothetical tax liability in the year of your option exercise. The hypothetical income tax withheld is only an estimate and you may be required to pay additional taxes at the higher effective tax rate in connection with your option exercise at a later date. Please refer to your Tax Equalization Policy for additional information.

        FICA—Social Security.    For U.S. Expatriates, a hypothetical Social Security tax may be collected by your payroll department from your regular pay if you have not paid your maximum amount for the year. For the year ending December 31, 2002, you will pay 6.2% on earnings up to the annual Social Security earnings cap. If your regular earnings for the year will exceed the Social Security earnings cap, you will not pay any additional Social Security taxes when you exercise your stock option. Please refer to your Tax Equalization Policy for additional information.

        FICA—Medicare.    For U.S. Expatriates, a hypothetical Medicare tax will be collected at the time you exercise your Kraft stock options. The Medicare portion is 1.45% of your total earnings, with no cap, which will be calculated on the income recognized from your option exercise. Please refer to your Tax Equalization Policy for additional information.

Tax Considerations for Employees in International Locations

        Tax rules governing stock options vary significantly around the world. For example, you may be subject to tax withholding and/or income reporting requirements when you exercise your Kraft stock options. UBS PaineWebber will calculate any required withholding taxes and/or required social security taxes on your stock option exercise based on the tax rules and regulations specific to your reference country. As used in this appendix, your reference country is the country you are assigned to for purposes of taxation and/or tax equalization. If you are a U.S. Expatriate or U.S. Third-Country National (as defined below), hypothetical taxes will be withheld based on your reference country's norms. Philip Morris will report the value you receive from these awards to local tax authorities where required to comply with local reporting requirements. If you have any questions regarding your tax status, please contact your Human Resources representative for your current information.

  Taxable Income in International Locations

        Under the tax laws of most countries, income from a stock option will be subject to personal income tax. The "tax date," or the date on which taxable income is deemed to be recognized by you, may differ from country to country, as will the method of calculating the income. In most countries, however, your exercise date is the tax date. In other countries, either the vesting date of the option or the grant date of the option is the tax date. Generally speaking, where the tax date is the exercise date, your taxable income will be equal to the difference between the fair market value of your option shares on the tax date, less the grant price of those shares at the grant date. Philip Morris may be required to withhold personal income tax in an amount necessary to cover part or all of the tax owed. The following procedures will be applied for stock option exercises:

  •
  If you are a Local National Employee, tax withholding will be applied at the time of exercise, if required, based on your country's local requirements. As used in this appendix, a Local National Employee means a resident of a non-U.S. country who works in the same non-U.S. country; for example, an employee who is a resident of Switzerland who works in Switzerland and is paid in Swiss francs.

  •
  If you are a Regional Expatriate or U.S. Third-Country National, hypothetical taxes will be withheld at the time the option is exercised based on your reference country. The same withholding rates that apply to Local National Employees will apply to Regional Expatriates and/or U.S. Third-Country Nationals based on the applicable reference country. As used in this appendix, a Regional Expatriate means an expatriate (other than a U.S. Expatriate, as defined above) who works outside of his/her home country on a temporary assignment at Philip Morris's request. A Regional Expatriate's home country is not the U.S., and a Regional Expatriate is not paid in U.S. dollars. A Regional Expatriate may work within his/her region or in a different region; for example, an employee who is a citizen of Canada, who is paid all or in part in Canadian dollars and is currently working in Switzerland. As used in this appendix, a U.S. Third-Country National means a non-U.S. citizen who works outside of the U.S. on a temporary assignment and is tax equalized to the U.S.; for example, a non-U.S. citizen who is temporarily working in Brazil, paid all or in part in U.S. dollars and who is tax equalized to the U.S.

  •
  Where required, Philip Morris will notify local tax authorities of the value you realize upon exercise of your stock options, as well as the amount of taxes withheld on the exercise date.

        As an international employee, prior to the exercise of any stock option, you must complete a Non-U.S. Account Authorization Form (W-8BEN) and submit it to UBS PaineWebber in order to avoid adverse backup withholding. U.S. citizens and U.S. resident aliens (including "green card"

holders) living overseas should NOT complete Form W-8BEN. Instead, they should complete a U.S. Account Authorization Form (W-9).

        Upon completion of your stock option exercise, you will receive an Exercise Worksheet from UBS PaineWebber providing details of income and tax calculations. Payment for required withholding taxes must be remitted in full to UBS PaineWebber immediately upon completion of your exercise. Your option shares may not be released to you until your withholding taxes have been paid or arrangements satisfactory to UBS PaineWebber for payment of those taxes have been made. The required withholding amount may differ from your actual tax liability. You are responsible for the payment of any additional taxes that you may owe in connection with your option exercise.

  Social Security Taxes/Contributions in International Locations

        The income from your Kraft stock options may also be subject to one or more social security taxes/contributions under the laws of your reference country. Social security taxes/contributions are imposed under the laws of many countries on both the employee and the employer. For all stock option exercises, where required, Philip Morris will withhold your part of the social security taxes/contributions on the value realized from your stock option exercise. Please contact UBS PaineWebber or your local payroll department for further information on how these payments will be calculated and collected.

  Gains upon the Sale of Option Shares in International Locations

        If you sell the shares acquired upon the exercise of a stock option, you may realize a gain that is subject to additional tax in your country. This additional tax generally depends upon whether your country taxes such gains from the sale of stock and other securities. Please discuss these rules with your personal tax advisor prior to any transaction involving your stock option.

        Neither Kraft nor Philip Morris is involved in the sale of option shares underlying your stock options. Therefore, if there is a taxable event upon the sale of shares, neither Kraft nor Philip Morris is responsible for withholding taxes for employees and it is up to you to ensure compliance with reporting requirements and payment of taxes.

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THIS OFFERING
THE COMPANY
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SHAREHOLDER
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
EXPERTS
LEGAL OPINIONS
WHERE YOU CAN FIND MORE INFORMATION
  APPENDIX A

OVERVIEW AND GENERAL INFORMATION
WHAT IS A STOCK OPTION?
STOCK OPTION PLANNING
ABOUT UBS PAINEWEBBER
VESTING DATE AND ACCELERATED VESTING
EXPIRATION DATE
Kraft Foods Inc. Stock Option Grant Expiration Time Frames (A)
METHODS OF EXERCISE
TRANSACTION FEES AND COSTS
OPTIONEE DATA CHANGES AND WIRE TRANSFER INSTRUCTIONS
INSIDER TRADING
SPECIAL RULES APPLICABLE TO EXECUTIVE OFFICERS
INCOME TAX IMPLICATIONS
EMPLOYEE STATUS
EMPLOYEE STATUS